May 16, 2019

Dear Fellow hopTo Stockholders:

hopTo’s operating results for the first quarter and ending March 31, 2019 were filed yesterday in our Form 10-Q with the Securities and Exchange Commission (“SEC”). I encourage investors to read our Form 10-Q in connection with our Form 10-K, including the Risk Factors, on the SEC website at www.sec.gov or when it becomes available at www.hopto.com as information contained in this shareholder letter is not a substititue for full SEC disclosure.

During the first quarter of 2019, we continued to make progress on our efforts to enable hopTo to pursue future growth opportunities. These efforts in the quarter have focused on:

●	aligning the cost structure of hopTo with that of its current operations,
●	reinvigorating the GraphOn business, which at this point, is our sole operating business
●	rebranding initiatives since the hopTo-branded product was ceased in 2016,
●	reviving efforts to sell or dispose of the remaining portfolio of 49 patents

While it is still too early to know the ultimate success of our efforts, we believe some of our changes are beginning to take hold as demonstrated in our financial results for the first quarter 2019. A summary of financial results is as follows:

●	Total revenue of $1,053,800 compared to $822,300 in the prior year period with the increase primarily being driven by a certain partner that purchased a large order in the period
●	Total operating expenses of $786,500 compared to $835,300 in the prior year period, which includes $56,300 of non-cash expense in the current period related to management services I contributed to the company
●	Net income of $251,900 compared to a net loss of ($43,600) in the prior year period
●	Cash and cash equivalents was $1,002,700 as of March 31, 2019 as compared to $756,300 at September 30, 2018 when the new board members and I assumed our positions at the company

Along with the operational changes we are making, we are also working toward implementing a new strategy and capital plan to create shareholder value. We will keep you updated through shareholder letters and other updates as warranted.

In closing, I want to thank you for your support and I look forward to updating you on future progress.

/s/ Jonathon R. Skeels
Jonathon R. Skeels
Chief Executive Officer